Linda Z. Cook Elected to Marathon Oil Corporation Board of Directors

HOUSTON, July 5, 2011 – Marathon Oil Corporation (NYSE: MRO) announced today that Linda Z. Cook has been elected to the Company’s board of directors, effective July 1, 2011.

Cook, whose career in the oil and gas industry spanned 29 years, retired in 2009 from Royal Dutch Shell PLC where she was a member of the executive committee and the board of directors, serving as executive director of Shell Gas and Power based in Den Haag, Netherlands.

“Marathon is delighted to welcome Linda Cook to Marathon Oil’s board of directors,” said Clarence P. Cazalot, Jr., chairman, president and CEO.  “Linda’s extensive global experience in oil and gas exploration and production, her keen business insights and knowledge of other key elements of the upstream business, and her proven track record as a leader make her an outstanding addition to the Marathon Oil board.”

As executive director of Shell Gas and Power from 2004 to mid-2009, Cook was responsible for Shell’s global natural gas and power business including liquefied natural gas, major natural gas transport activities, as well as gas to liquids and clean coal technology.  Her other responsibilities included Shell Trading, Shell Renewable Energy, Global Solutions and Shell Technology, in addition to regional oversight for Shell’s activities in East Asia and Australia.

From 2003 to 2004, Cook served as president and chief executive officer and a member of the board of directors of Shell Canada Ltd., in Calgary, Alberta, Canada, one of Canada’s largest publicly traded integrated oil companies at the time and a leader in natural gas exploration and production, oil refining and marketing, and oil sands mining and upgrading.  Prior to that, from 2000 to 2003, she served as chief executive officer of Shell Gas and Power in London, U.K.; and from mid-1998 through 1999, as managing director, International Ventures of Shell Exploration & Production Company in Den Haag, Netherlands.

Cook served as general manager, New Business Development of Shell Exploration & Production Company in Houston, Texas from 1997 to 1998; and she also held various other production management and engineering positions within Shell Exploration & Production Company from 1980 to 1997.

Cook, 53, is a 1980 graduate of the University of Kansas with a Bachelor of Science degree in petroleum engineering.  She serves on the boards of The Boeing Company, the world’s largest aerospace company and leading manufacturer of commercial jetliners and defense, space and security systems; and Cargill, Inc., an international producer and marketer of food, agricultural, financial and industrial products and services.  She was recently elected to the board of directors of KBR, Inc., one of the world's leading engineering, procurement and construction companies.

Marathon Oil Corporation is an international energy company engaged in exploration and production, oil sands mining and integrated gas. At the end of 2010, Marathon Oil had net proved reserves of more than 1.6 billion barrels. Based in Houston, Texas, the Company has proved reserves in North America, the North Sea and Africa. For more information, visit the Company’s website at http://www.marathonoil.com.

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